VICEROY EXPLORATION LTD.

Audit Committee Mandate & Charter

The responsibilities of the Audit Committee are as follows:

1.
Assisting the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's accounting and reporting practices and the integrity of the Company's internal accounting controls and management information systems;

2.	Managing the relationship with the auditor with respect to:

	a)	recommending nomination and compensation of the auditor;
	b)	having the auditor report directly to the Audit Committee;
	c)	overseeing the work of the auditor;
	d)	pre-approving non-audit services.

3.	Reviewing with the auditors, internal accountants and management of the Company:

a)
any audited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any audited financial statement contained in a prospectus, registration statement or other similar document;

b)
the financial disclosure in each Annual Report and Management Discussion and Analysis of the Company which accompanies such audited financial statement and in each such filing, prospectus, registration statement or other similar document;

4.	Reviewing with the internal accountants and management of the Company:

a)
any unaudited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any unaudited financial statement contained in a prospectus, registration statement, Quarterly Report or other similar document;

b)
the financial disclosure in each Quarterly Report and when applicable, Management Discussion and Analysis of the Company accompanying such unaudited financial statement and in each such filing, prospectus, registration statement or other similar document which accompanies such unaudited financial statement;

5.
Otherwise reviewing as required and reporting to the Board of Directors with respect to the adequacy of internal accounting and audit procedures and the adequacy of the Company's management information systems;

6.	Otherwise ensuring that no restrictions are placed by management on the scope of the auditor's review and examination of the Company's accounts;

7.	Ensuring the independence of and recommending to the Board of Directors the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting;

8.
Ensuring that methods are in place to allow any director, officer or employee to bring concerns to the attention of the Audit Committee and that those who do so are provided protection from any retaliatory action whatsoever. Mr. Robert Matthews, Chairman of the Audit Committee, has been designated as the person to whom such concerns should be addressed and is responsible for ensuring that such concerns are handled promptly and appropriately; and

9.
Meeting regularly at such times and places, engaging such advisors at the expense of the Company and undertaking such interviews and inquiries as the Committee sees fit for the purpose of carrying out this mandate.